EXHIBIT 99

News Release For further information contact: Fitzhugh Taylor / Raphael Gross of ICR 203-682-8261 / 203-682-8253

Dave & Buster’s, Inc. Announces Second Quarter 2013 Financial Results

- Adjusted EBITDA Increases 19.3% to $31.9 million -

DALLAS, TX—(BUSINESS WIRE)—September 17, 2013—Dave & Buster's, Inc., a leading operator of high volume entertainment/dining complexes, today announced financial results for its second quarter of 2013 which ended on August 4, 2013.

Highlights from the second quarter 2013 compared to the second quarter 2012 include:

▪	Total revenues increased 3.9% to $153.7 million from $147.9 million.
▪	Adjusted EBITDA* increased 19.3% to $31.9 million from $26.7 million. As a percentage of total revenues, Adjusted EBITDA increased approximately 270 basis points to 20.8%.

* A reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

“We set new second quarter records for Adjusted EBITDA and Adjusted EBITDA margin through sales leverage and effective cost management at established stores while the returns at recently opened stores remain at or above the high end of our projections,” said Steve King, Chief Executive Officer of Dave & Buster’s, Inc. “We outperformed the competitive industry benchmark for comparable store sales, and in doing so, demonstrated the attractiveness of our venues even as customers appear to have reallocated their discretionary spending.”

King continued, “Based upon our updated timetable we are raising our development range to between five and six stores this year. Our large-format Virginia Beach store opened during the second quarter and subsequent to the end of the quarter, we opened two smaller format locations, in Syracuse, New York and in Albany, New York. We have also completed the remodeling of seven stores with contemporary designs and improved sports viewing areas and believe these enhancements will resonate during football season and throughout the year. Beginning in the third quarter, we began utilizing national cable television to promote ourselves as the premier destination for great food, beverages, and gaming, as well as for the social experience that comes with watching live sports.”

Review of Second Quarter 2013 Operating Results

Total revenues increased 3.9% to $153.7 million in the second quarter of 2013 compared to $147.9 million in the second quarter of 2012. Across all stores, Food and Beverage revenues increased 1.3% and Amusements and Other revenues increased 6.3%. Due to the 53rd week in fiscal 2012, there is a one-week calendar shift in the comparison of the fiscal second quarter of 2013 to the fiscal second quarter of 2012. The Company estimates that this calendar shift, which resulted in one more high-volume “summer week” during the second quarter of 2013, positively impacted total revenues by $2.9 million.

Comparable store sales, which has been adjusted to reflect the one-week calendar shift, decreased 0.9% in the second quarter of 2013. The result was driven by a 1.2% decline in comparable walk-in sales and a 2.0% increase in comparable special events business sales. Non-comparable store revenues increased $4.2 million to $14.5 million during the second quarter of 2013.

Adjusted EBITDA increased 19.3% to $31.9 million in the second quarter of 2013 from $26.7 million in last year’s second quarter. As a percentage of total revenues, Adjusted EBITDA increased approximately 270 basis points to 20.8%. Adjusting for the one-week calendar shift in the quarter, Adjusted EBITDA is estimated to have increased by 12.3%.

Development

The Company now anticipates adding five to six new stores in 2013 compared to previous guidance of four to six new stores. One new store opened late in the second quarter in Virginia Beach, VA, and two stores opened in the third quarter in Syracuse and Albany, New York, respectively. The remaining two to three stores are scheduled to open in the fourth quarter.

Total capital expenditures are now estimated at $97 million to $103 million versus previous guidance of $95 million to $105 million and include new store development, seven completed remodeling projects, new games and maintenance capital.

Conference Call

Management will hold a conference call to discuss these results today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The conference call can be accessed over the phone by dialing 1-888-378-0320 or for international callers by dialing 1-719-325-2463. A replay will be available after the call for one year beginning at 1:00 p.m. Central Time (2:00 p.m. Eastern Time) and can be accessed by dialing 1-877-870-5176 or for international callers by dialing 1-858-384-5517; the passcode is 9017707.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster’s is the premier national owner and operator of 64 high-volume venues that offer interactive entertainment options for adults and families, such as skill/sports-oriented redemption games and technologically advanced video and simulation games, combined with a full menu of high quality food and beverages. Dave & Buster’s currently has stores in 26 states and Canada. For additional information on Dave & Buster’s, please visit www.daveandbusters.com.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.

DAVE & BUSTER'S, INC.

Condensed Consolidated Balance Sheets

(in thousands)

ASSETS	August 4, 2013	February 3, 2013
	(unaudited)	(audited)
Current assets:

Cash and cash equivalents	$55,322	$36,117
Other current assets	45,555	55,701

Total current assets	$100,877	$91,818

Property and equipment, net	353,799	337,239

Intangible and other assets, net	374,866	375,496

Total assets	$829,542	$804,553

LIABILITIES AND STOCKHOLDER'S EQUITY

Total current liabilities	$105,489	$92,883

Other long-term liabilities	107,251	107,115

Long-term debt, less current liabilities, net unamortized discount	342,952	343,579

Stockholder's equity	273,850	260,976

Total liabilities and stockholder's equity	$829,542	$804,553

DAVE & BUSTER'S, INC.

Condensed Statements of Operations

(in thousands)

(unaudited)

	13 Weeks Ended		13 Weeks Ended
	August 4, 2013		July 29, 2012

Food and beverage revenues	$72,361	47.1%	$71,431	48.3%
Amusement and other revenues	81,362	52.9%	76,510	51.7%
Total revenues	153,723	100.0%	147,941	100.0%

Cost of products	30,172	19.6%	29,388	19.9%
Store operating expenses	85,687	55.7%	85,756	57.9%
General and administrative expenses	8,198	5.3%	8,840	6.0%
Depreciation and amortization	16,740	10.9%	15,032	10.1%
Pre-opening costs	1,970	1.3%	559	0.4%
Total operating expenses	142,767	92.8%	139,575	94.3%

Operating income	10,956	7.2%	8,366	5.7%
Interest expense, net	7,724	5.0%	8,051	5.5%

Income before provision (benefit) for income taxes	3,232	2.2%	315	0.2%
Provision (benefit) for income taxes	846	0.6%	(372)	-0.3%
Net income	$2,386	1.6%	$687	0.5%

Other information:
Company-owned and operated stores open at end of period (1)	62		59

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended	13 Weeks Ended
	August 4, 2013	July 29, 2012

Total net income	$2,386	$687
Add back: Interest expense, net	7,724	8,051
Provision (benefit) for income taxes	846	(372)
Depreciation and amortization	16,740	15,032
EBITDA	27,696	23,398
Add back: Loss on asset disposal	434	1,603
Share-based compensation	345	212
Currency transaction loss	97	51
Pre-opening costs	1,970	559
Reimbursement of affiliate expenses	169	173
Deferred amusement revenue and ticket
redemption liability adjustments	1,144	637
Transaction and other costs	51	101
Adjusted EBITDA (2)	$31,906	$26,734

DAVE & BUSTER'S, INC.

Condensed Statements of Operations

(in thousands)

(unaudited)

	26 Weeks Ended		26 Weeks Ended
	August 4, 2013		July 29, 2012

Food and beverage revenues	$153,272	47.6%	$150,575	48.4%
Amusement and other revenues	168,606	52.4%	160,840	51.6%
Total revenues	321,878	100.0%	311,415	100.0%

Cost of products	62,536	19.4%	60,342	19.4%
Store operating expenses	171,307	53.2%	171,247	55.0%
General and administrative expenses	17,922	5.6%	17,857	5.7%
Depreciation and amortization	33,650	10.5%	29,827	9.6%
Pre-opening costs	2,842	0.9%	709	0.2%
Total operating expenses	288,257	89.6%	279,982	89.9%

Operating income	33,621	10.4%	31,433	10.1%
Interest expense, net	15,866	4.9%	16,393	5.3%

Income before provision for income taxes	17,755	5.5%	15,040	4.8%
Provision for income taxes	5,340	1.7%	3,369	1.1%
Net income	$12,415	3.8%	$11,671	3.7%

Other information:
Company-owned and operated stores open at end of period (1)	62		59

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	26 Weeks Ended	26 Weeks Ended
	August 4, 2013	July 29, 2012

Total net income	$12,415	$11,671
Add back: Interest expense, net	15,866	16,393
Provision for income taxes	5,340	3,369
Depreciation and amortization	33,650	29,827
EBITDA	67,271	61,260
Add back: Loss on asset disposal	938	1,939
Share-based compensation	622	504
Currency transaction loss	150	4
Pre-opening costs	2,842	709
Reimbursement of affiliate expenses	374	374
Deferred amusement revenue and ticket
redemption liability adjustments	2,490	1,416
Transaction and other costs	151	202
Adjusted EBITDA (2)	$74,838	$66,408

NOTES

(1) The store count excludes one franchise location in Canada, that ceased operations on May 31, 2013. Our location in Dallas, Texas, which was permanently closed on December 17, 2012, was included in our store count for fiscal 2012.

(2) EBITDA, a non-GAAP measure, is defined as net income (loss) before income tax provision (benefit), interest expense (net) and depreciation and amortization. Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA plus (gain) loss on asset disposal, share-based compensation expense, pre-opening costs, reimbursement of affiliate expenses, and other non-cash or non-recurring charges. The company believes that EBITDA and Adjusted EBITDA (collectively, “EBITDA – Based Measures”) provide useful information to debt holders regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA – Based Measures are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to “Consolidated EBITDA” as defined in our senior secured credit facility and indentures relating to the Company’s senior notes. Neither of the EBITDA – Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. EBITDA and Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.